Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT, dated as of June 22, 2023 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between Thryv Holdings, Inc., formerly known as Dex Media Holdings, Inc., a Delaware corporation (the “Purchaser”), and Yosemite Sellers Representative LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as the Sellers’ Representative under the Acquisition Agreement (as defined below).

WHEREAS, the Purchaser, Cerberus YP Digital Blocker LLC, Cerberus YP Blocker LLC, YP Holdings LLC, Print Media Holdings LLC, YP Intermediate Holdings Corp., Cerberus YP Investor LLC, the other sellers party thereto and the Sellers’ Representative are parties to that certain Acquisition Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement);

WHEREAS, pursuant to the Acquisition Agreement, the Sellers sold and transferred to the Purchaser certain equity securities as more fully set forth in the Acquisition Agreement;

WHEREAS, pursuant to Section 10.08 of the Acquisition Agreement, the Sellers have agreed to indemnify and hold harmless the Purchaser in respect of certain Indemnified Taxes, with the Closing Issued Shares being the Purchaser’s sole and exclusive source of recovery;

WHEREAS, pursuant to the Acquisition Agreement, the Sellers’ Representative has full power and authority on behalf of the Sellers to, among other matters: negotiate and enter into settlements with respect to payments contemplated by the Acquisition Agreement; negotiate disputes arising under, or relating to, the Acquisition Agreement; and take all other actions to be taken by the Sellers in connection with the Acquisition Agreement; in each case in accordance with the terms of the Acquisition Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and set forth in the Acquisition Agreement, and intending to be legally bound, the Purchaser and the Sellers’ Representative (on behalf of the Sellers) agree as follows:

Section 1.1          Settlement of Tax Indemnity.  The Parties hereby agree that:

(a)          the Sellers agree to pay and indemnify the Purchaser, pursuant to Section 10.08(a) of the Acquisition Agreement, for Indemnified Taxes in an aggregate amount equal to $15,760,190 (the “Indemnified Tax Amount”);

(b)          the Indemnified Tax Amount shall be deemed paid pursuant to the transfer of the Closing Issued Shares from the Sellers to the Purchaser, as contemplated hereby, as the Purchaser’s sole and exclusive source of recovery with respect to any and all Indemnified Taxes payable hereunder, and the Sellers’ Representative hereby waives any and all options to satisfy any indemnification obligation with respect to Indemnified Taxes in cash;

(c)          the Closing Issued Share Payment shall be equal to (i) the Indemnified Tax Amount divided by (ii) the Closing Issued Share Valuation;

(d)          notwithstanding anything to the contrary in the Acquisition Agreement, the Fair Market Value of the Closing Issued Shares shall be the closing price of the Purchaser’s common stock on the Nasdaq Stock Market on June 20, 2023, which amount shall be the final and binding Closing Issued Share Valuation for purposes hereof and the Acquisition Agreement, and the Purchaser and the Sellers’ Representative (on behalf of the Sellers) hereby waive any and all rights to object to such Fair Market Value as an accurate valuation that may be provided in the Acquisition Agreement;

(e)          as promptly as practicable, and in any event within two (2) Business Days of the date hereof, the Sellers’ Representative and the Purchaser shall initiate the transfer, assignment and delivery to the Purchaser of 613,954 Closing Issued Shares (using this Agreement and such other documents as are appropriate as the instruction to Computershare Trust Company, N.A. (“Computershare”) to effect such transfer) in full satisfaction of the Closing Issued Share Payment, and shall take all such actions as may be reasonably requested to register such transfer with Computershare and to remove any restrictions on Transfers of the remaining Closing Issued Shares not transferred to the Purchaser under the Acquisition Agreement or any other agreement; and

(f)          the Purchaser agrees the Release Date under the Acquisition Agreement will occur immediately following the transfer of shares contemplated by clause (e) above, and that thereafter the Sellers’ Representative will be free to Transfer any of the Closing Issued Shares remaining after making the Closing Issued Share Payment.

Section 1.2          Tax Refunds.  The Parties hereby agree that there remain approximately $3 million of tax refunds, credits or similar offsets against Taxes of the Acquired Entities relating to the receipt of additional research and development credits under Section 41 of the Code or under California income Tax law with respect to Pre-Closing Tax Periods (collectively, the “R&D Credits”). The Purchaser agrees to adhere to its obligations under the Acquisition Agreement, including those set forth in Section 10.08(e), with respect to the R&D Credits.

Section 1.3          Releases.

(a)          Effective as of the completion of the Transfer contemplated by Section 1.1(e) above (the “Indemnity Release Date”), the Purchaser, on behalf of itself and each of the Purchaser Releasing Parties, releases, acquits and forever discharges each of the Seller Released Parties (including, for the avoidance of doubt, the Sellers’ Representative) of and from any and all Liabilities or obligations under Section 10.08(a) of the Acquisition Agreement (the “Tax Indemnity Released Matters”); provided, that the foregoing shall exclude any Losses suffered as a result of fraud or any criminal activity by any such Seller Released Party or any claim or rights to enforce the provisions of this Agreement or the Acquisition Agreement. Effective as of the Indemnity Release Date, the Purchaser, for itself and on behalf of all of the Purchaser Releasing Parties, further agrees never to commence or participate as a party in any Action based upon the Tax Indemnity Released Matters. Each Purchaser Releasing Party acknowledges that this release shall apply to all unknown or unanticipated results of any Action of any Seller Released Party, as well as those known and anticipated. The Purchaser and each Purchaser Releasing Party has each consulted with independent legal counsel prior to making the release in this Section 1.3 and provides the release in this Section 1.3 voluntarily and with the intention of fully and finally extinguishing all Tax Indemnity Released Matters.

(b)          Effective as of the Indemnity Release Date, the Sellers’ Representatives, on behalf of each Seller and each of the Seller Releasing Parties, releases, acquits and forever discharges each of the Purchaser Released Parties of and from any and all of the Tax Indemnity Released Matters; provided, that the foregoing shall exclude any Losses suffered as a result of fraud or any criminal activity by any such Purchaser Released Party or any claim or rights to enforce the provisions of this Agreement or the Acquisition Agreement. Effective as of the Indemnity Release Date, the Sellers’ Representative, on behalf of each Seller and all of the Seller Releasing Parties, further agrees never to commence or participate as a party in any Action based upon the Tax Indemnity Released Matters. Each Seller Releasing Party acknowledges that this release shall apply to all unknown or unanticipated results of any Action of any Purchaser Released Party, as well as those known and anticipated. The Sellers and each Seller Releasing Party has each consulted with independent legal counsel prior to making the release in this Section 1.3 and provides the release in this Section 1.3 voluntarily and with the intention of fully and finally extinguishing all Tax Indemnity Released Matters.

(c)          The releases contained in this Section 1.3 shall also be deemed to be covenants not to sue.

Section 1.4          Further Assurances.  Each of the Parties shall, and the Sellers’ Representative shall cause the Sellers to, execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Section 1.5          Miscellaneous.  The provisions of Sections 11.01-11.13 of the Acquisition Agreement shall apply to this Agreement mutatis mutandis, and to the Acquisition Agreement as modified by this Agreement, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Purchaser and the Sellers’ Representative have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

PURCHASER:

THRYV HOLDINGS, INC.

By:	/s/ KJ Christopher
Name: KJ Christopher
Title: VP Accounting & Corporate Development

SELLERS’ REPRESENTATIVE:

YOSEMITE SELLERS’ REPRESENTATIVE LLC

By:	/s/ Mike Sanford
Name: Mike Sanford
Title: President & Authorized Signatory

[Signature Page to Settlement Agreement]